SENIOR MANAGEMENT SEVERANCE AND CHANGE IN CONTROL AGREEMENT
This Senior Management Severance and Change in Control Agreement (“Agreement”) is made and entered into effective as of the ____ day of ________, 20__ (“Agreement Date”) between THE MOSAIC COMPANY (the “Company”), having its principal place of business in Florida, and [Employee] (“Employee”), a resident of [Residence], for the purpose of providing for certain benefits in the event of termination of Employee’s employment by the Company without Cause or by Employee for Good Reason, according to the terms, conditions, and obligations set forth below.
RECITALS
WHEREAS, the Company has employed Employee as [Title] and Employee desires to serve in that capacity;
WHEREAS, Employee is a key member of the management of the Company and is expected to devote substantial skill and effort to the affairs of the Company, and the Company desires to recognize the significant personal contribution that Employee makes and is expected to continue to make to further the best interests of the Company and its shareholders;
WHEREAS, as a further term and condition of Employee’s employment, the Company desires to provide Employee the opportunity to receive certain benefits upon termination of Employee’s employment by the Company without Cause or by Employee for Good Reason, according to the terms, conditions, and obligations set forth below;
WHEREAS, it is desirable and in the best interests of the Company and its shareholders to continue to obtain the benefits of Employee’s services and attention to the affairs of the Company.
WHEREAS, it is desirable and in the best interests of the Company and its shareholders to provide inducement for Employee (1) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and (2) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company;
WHEREAS, it is desirable and in the best interests of the Company and its shareholders that Employee be in a position to make judgments and advise the Company with respect to proposed changes in control of the Company without regard to the possibility that Employee’s employment may be terminated without compensation in the event of certain changes in control of the Company;
WHEREAS, Employee understands that Employee’s receipt of the benefits provided for in this Agreement depends on, among other things, Employee’s willingness to execute a General Release of Claims (in the form attached hereto as Exhibit A) in favor of the Company upon termination;

WHEREAS, as a condition to entering into and to receipt of the benefits provided under this Agreement, Employee reaffirms and agrees to and abide by the Non-Competition, Non-Solicitation, Non-Defamation and Confidentiality Agreement separately executed by the Employee (the “Restrictive Covenants Agreement”);
WHEREAS, it is desirable and in the best interests of the Company and its shareholders to protect confidential, proprietary and trade secret information of the Company, to prevent unfair competition by former executives of the Company following separation of their employment with the Company and to secure cooperation from former executives with respect to matters related to their employment with the Company; and
WHEREAS, Employee understands that nothing in this Agreement limits the Company’s right to terminate Employee’s employment at any time and for any lawful reason.
NOW THEREFORE, in consideration of Employee’s employment with the Company and the foregoing premises, the mutual covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee and the Company agree as follows:
AGREEMENT
1.Limited Right to Certain Benefits upon Termination. Nothing in this Agreement guarantees Employee’s continued employment with the Company or otherwise limits the Company’s right to terminate Employee’s employment at any time and for any reason. In the event of termination of Employee’s employment by the Company without Cause or by Employee for Good Reason (as each term is defined below), however, Employee shall be eligible to receive certain benefits upon satisfaction of certain conditions, as set forth in this Agreement below. Such benefits are not available to Employee under this Agreement in the event of a termination by the Company with Cause, by Employee without Good Reason, or due to Employee’s death or disability.
2.Termination by Company for “Cause.” In the event the Company terminates Employee’s employment for Cause, the Company’s obligations to Employee hereunder shall terminate, except as to amounts already earned by but unpaid to Employee as of the effective date of termination. Employee’s continuing obligations to the Company under this Agreement, the Restrictive Covenants Agreement, and the Employee Confidential Information, Inventions, and Original Works of Authorship Agreement, both previously entered into, however, shall remain in full force and effect. For purposes of this Agreement, Cause means a good faith determination by the Company of an act or omission by Employee amounting to:
(i)    a material breach of any of Employee’s obligations to the Company under the terms of this Agreement;
(ii)    the gross neglect or willful failure or refusal of Employee to perform the duties of Employee’s position or such other duties reasonably assigned to Employee by the Company;
(iii)    any act of personal dishonesty, to include a failure to provide sufficient accurate information intended to mislead, taken by Employee and intended to, or does,

result in substantial personal enrichment of Employee at the expense of the Company;
(iv)    any willful or intentional act that could reasonably be expected to injure materially the reputation, business, or business relationships of the Company or Employee’s reputation or business relationships;
(v)    perpetration of an intentional and knowing fraud against or affecting the Company or any customer, supplier, client, agent, or employee thereof that results, or would reasonably be expected to result, in material economic or reputational damage to such person;
(vi)    conviction (including conviction on a nolo contendere, no contest, or similar plea) of a felony or any crime involving fraud, dishonesty, or moral turpitude; or
(vii)    material breach of the Company’s Code of Business Conduct and Ethics.
3.Termination by the Company Due To Employee’s Death or Disability. Employee’s employment shall terminate immediately upon Employee’s death or upon a finding and declaration by the Company, determined in good faith and subject to applicable law, that Employee is unable, with or without reasonable accommodations, to carry out Employee’s essential job functions by reason of illness or disability. In either such case, the Company’s obligations to Employee hereunder shall terminate, except as to amounts already earned by but unpaid to Employee, as of the effective date of termination. Employee’s continuing obligations to the Company under this Agreement and the Restrictive Covenants Agreement, however, shall remain in full force and effect.
4.Termination by the Company without Cause. The Company may elect to involuntarily terminate Employee’s employment without Cause at any time, with or without prior notice to Employee, in which case Employee shall receive amounts already earned by but unpaid to Employee as of the effective date of termination and be eligible for the following additional benefits:
(a)    Severance.
(i)    Employee shall be eligible to receive an amount equal to one and one-half times Employee’s annual base salary in effect as of the date of termination, but disregarding any reduction therein that could give rise to a right for Employee to terminate employment for Good Reason (the “Termination Date Salary”).
(ii)    If Employee’s termination is a Qualified CIC Termination, Employee shall be eligible to receive an amount equal to an additional [      ] times Employee’s Termination Date Salary.
(b)    Additional Payout.
(i)    Employee shall be eligible to receive a payout equal to one and one-half times the greater of (X) Employee’s annual target bonus percent established for the bonus year in which Employee’s date of termination is effective but disregarding any reduction therein that could give rise to a right for Employee to terminate employment for Good Reason (the “Target Bonus”) or (Y) such other percent as shall be designated by the Compensation Committee of the Company’s Board of Directors from time to time, in either case multiplied by Employee’s annual base salary in effect as of the date of termination.
(ii)    If Employee’s termination is a Qualified CIC Termination, Employee shall be eligible to receive an amount equal to an additional [        ] times Employee’s Target Bonus (or such greater percent as shall be designated by the Compensation Committee of the Company’s Board of Directors from time to time) multiplied by Employee’s Termination Date Salary.
(c)    If Employee is participating in any Company-provided medical, vision or dental plans, Employee will receive a lump sum payment equal to twelve (12) months of the portion of the premiums the Company would pay for active employee coverage, calculated as of the date of termination, less withholdings and deductions required by law; provided, however, that if the termination is a Qualified CIC Termination then the Company will instead pay Employee a lump sum payment equal to eighteen (18) months of the portion of the premiums the Company would pay for active employee coverage, calculated as of the date of termination, less withholdings and deductions required by law.
(d)    In respect of Employee’s services in such fiscal year prior to the date of termination, the Company will pay to Employee a pro rata portion of Employee’s Target Bonus based on the number of months of employment during the fiscal year in which Employee’s termination of employment occurs, with employment on any day of a month being deemed a month of employment for purposes of this calculation.
(e)    The Company will pay Employee any unused earned vacation as of the date of Employee’s termination of employment, in accordance with the policies and practices of the Company in effect at the time of termination.
(f)    The Company will pay Employee $25,000 in lieu of providing outplacement services.
(g)    If Employee’s termination is a Qualified CIC Termination and Employee is covered under an executive life insurance plan and/or an executive disability plan, upon a Qualified CIC Termination the Company will pay Employee a lump sum amount equal to 18 months the premium costs towards continued coverage under these executive life insurance and/or executive disability plans equal to the portion the Company would pay for such coverage as if Employee were an active employee for that 18 months. If Employee’s termination is a Qualified CIC Termination and Employee has not received reimbursement for an executive physical examination in the year of Employee’s termination, the Company will pay Employee $10,000. If Employee’s termination is a Qualified CIC Termination and Employee has not received reimbursement for financial planning in year of Employee’s termination, the Company will pay Employee $12,000.
(h)    Except in the case of a Qualified CIC Termination, the amount of any severance to which Employee is entitled under Section 4 shall be reduced on a dollar-for-dollar basis by the amount of any salary, sign-on bonus, retention or similar payment or short-term incentive payment Employee receives (or is entitled to receive, but payment of which is deferred) from the Company for work performed as an employee, independent contractor, or consultant during the twelve (12) months following Employee’s termination of employment (“Severance Period Compensation Payments”), and by any other compensation to which Employee may be entitled under any other severance plan of the Company. To the extent that Employee becomes entitled to receive any Severance Period Compensation Payments after the date the severance payments due under this Section 4 have been paid to Employee, Employee shall reimburse the Company for an amount equal to such Severance Period Compensation Payments not later that the earlier of (i) 30 days following written demand therefor from the Company or (ii) 30 days following the first anniversary of Employee’s termination of employment with the Company entitling Employee to the severance payments under this Section 4.
(i)    Except as otherwise expressly provided below, the Company shall pay the payments under this Section 4 on the date that is sixty (60) days after the date of Employee’s termination of employment, but not later than the date required at law. Notwithstanding the foregoing, except as may otherwise be required at law, the Company is not required to make any payments due hereunder unless Employee has signed and provided to the Company not later than 45 days following the date of Employee’s termination of employment, and not thereafter rescinded, a General Release of Claims in favor of the Company attached as Exhibit A (and the rescission period has expired). In addition, each payment by the Company made on and after the date of Employee’s termination of employment is conditioned upon (i) with respect to a termination other than a Qualifying CIC Termination, Employee cooperating with the transition of Employee’s duties and responsibilities for the Company, and (ii) Employee continuing to abide by all of Employee’s obligations to the Company, including without limitation, the covenants contained in the Restrictive Covenants Agreement and the Employee Confidential Information, Inventions, and Original Works of Authorship Agreement. The payments under this Section 4 are conditioned upon the lapse of a substantial risk of forfeiture (i.e., Employee’s involuntary termination or Qualified CIC Termination, which also requires an involuntary termination).
(j)    Any amounts payable hereunder will be subject to required withholdings, deductions, and tax reporting requirements.

(k)    Notwithstanding any other provision of this Agreement, if the payments under this Agreement, or under any other agreement with, or plan of, the Company or its affiliates (“Total Payments”), would constitute an “excess parachute payment” that is subject to the tax (“Excise Tax”) imposed by Section 4999 of Code, then the Company shall appoint an independent accounting firm or other expert in the evaluation of golden parachute excise tax issues (the “Evaluator”) to determine whether Employee’s best net benefit when taking into account the effect of the Excise Tax (“Best Net Benefit”) is (i) to receive the payments provided for under this Agreement, or (ii) to have payments under this Agreement and any other parachute payments reduced and forfeited to reduce or avoid the Excise Tax. In determining the Best Net Benefit, the Evaluator shall determine whether and to what extent, in its reasonable judgment, any portion of the benefits payable hereunder is reasonable compensation for services (or refraining from performing services) following the Change in Control, taking into account the covenants set forth in the Restrictive Covenant Agreement. If the Best Net Benefit is achieved by reducing payments, the reduction shall be made by first reducing and forfeiting, but solely to the extent necessary to effect the Best Net Benefit, in the following order: (i) first by reducing, but not below zero, in order the payments due under Sections 4(a), (b), (c), (e), (f) and (g) and (ii) second, reducing the benefit payable under Section 4(d).
For purposes of this Agreement, Qualified CIC Termination means (i) the Company’s termination of Employee’s employment without Cause (or Employee’s termination of employment for Good Reason), and (ii) such termination occurs either (1) upon, or within two years after, the occurrence of a Change in Control of the Company (as defined in Section 7 below), or (2) at the time of, or following, the entry by the Company into a definitive agreement or plan for a Change in Control of the nature set forth in Section 7(b) or (c) below (so long as such Change in Control occurs within six months after the effective date of such termination). Notwithstanding the provisions of Section 4(i) above, in the case of any termination of employment without Cause that is effected prior to the occurrence of a Change in Control that, pursuant to the immediately preceding sentence becomes a Qualified CIC Termination upon the occurrence of a Change in Control, the incremental severance benefits that will become due or payable on a different schedule under this Section 4 as a result of the termination being deemed a Qualified CIC Termination will be payable within 30 days of the occurrence of the Change in Control, instead of the time specified in Section 4(i).
5.Termination by the Employee with Good Reason. Employee may terminate Employee’s employment with the Company for “Good Reason,” which, for purposes of this Agreement shall mean:
(a)    a material diminution in Employee’s authority, duties, or responsibilities;
(b)    any requirement by the Company that Employee move his regular office to a location more than 50 miles from Employee’s Company office as of the Agreement Date;

(c)    a material diminution in either Employee’s base salary or Target Bonus; or
(d)    a material diminution in Employee’s annual long-term incentive compensation opportunity (the “Annual LTI Opportunity”) from that established for (i) the calendar year immediately preceding the year in which Employee’s date of termination is effective or (ii) if higher, for the calendar year immediately preceding the year in which the Change in Control occurs.
Good Reason shall not exist if (i) Employee expressly consents to such event in writing, (ii) Employee fails to object in writing to such event on or before the sixtieth (60th) day following its effective date (or, in the case of a material diminution in Employee’s Annual LTI Opportunity pursuant to 5(d), within 60 days following the date written notice to Employee that Employee’s Annual LTI Opportunity will be reduced), or (iii) Employee objects in writing to such event within the time period specified in subclause (ii) and the Company cures such event within thirty (30) days after written notice from Employee. The written notice must describe the basis for Employee’s claim of Good Reason and identify what reasonable actions would be required to cure such Good Reason. Employee agrees to continue to perform the duties of Employee’s position and to otherwise cooperate with the Company throughout this entire notice period. If the Good Reason is not cured by the Company and Employee then terminates employment effective within thirty (30) days following the expiration of the Company’s cure period, Employee shall receive amounts already earned by but unpaid to Employee as of the effective date of termination and be paid or reimbursed for additional benefits in the same manner as set forth in Sections 4(a) through 4(j) above.
6.Termination by Employee without Good Reason. Employee may elect to terminate Employee’s employment at any time and for any reason, upon thirty (30) days’ prior written notice to the Company. Employee agrees to continue to perform the duties of Employee’s position and to otherwise cooperate with the Company throughout this entire notice period. The Company may, however, upon receiving such notice of termination, elect to make the termination effective at any earlier time during the notice period. In either case if such termination is without Good Reason, salary and benefits shall be paid to Employee through Employee’s effective termination date only, and the Company shall have no further obligation to Employee under this Agreement. Employee’s continuing obligations to the Company under this Agreement, the Restrictive Covenants Agreement and the Employee Confidential Information, Inventions, and Original Works of Authorship Agreement however, shall remain in full force and effect.
7.Change in Control. A “Change in Control” shall occur when
8.(a)    a majority of the directors of the Company (or any successor in interest to the Company) shall be comprised of persons other than persons who were either elected as directors, or nominated for election as directors, by a majority of the then incumbent members of the Board of Directors of the Company, but in either case excluding any members elected to the Board of Directors as a result of a proxy context or a threatened proxy contest;
(b)    35% or more of the voting power of the outstanding shares of all classes and series of capital stock of the Company entitled to vote in the general election of directors of the Company, voting together as a single class (the “Voting Stock”) of the Company is acquired or beneficially owned by any person, entity or group within the meaning of Section 13d(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such group, an “SEC Group”) other than (i) an entity in connection with a Business Combination in which clauses (x) and (y) of subparagraph (c) apply or (ii) a licensed broker/dealer or licensed underwriter who purchases shares of Voting Stock pursuant to an underwritten public offering solely for the purpose of resale to the public,
(c)    the consummation of a merger or consolidation of the Company with or into another entity, a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets or a similar business combination (each, a “Business Combination”), in each case unless, immediately following such Business Combination, (x) all or substantially all of the beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one of more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s Voting Stock immediately prior to such Business Combination, and (y) no person, entity or SEC Group beneficially owns, directly or indirectly, 50% or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity), or
(d)    approval by the shareholders of a definitive agreement or plan to liquidate or dissolve the Company.

9.Governing Law. This Agreement shall be governed by and construed under Florida law, without regard to its conflict of laws principles. In the event that any provision of this Agreement is held unenforceable, such provision shall be severed and shall not affect the validity or enforceability of the remaining provisions. In the event that any provision is held to be overbroad, such provision shall be deemed amended to narrow its application to the extent necessary to render the provision enforceable according to applicable law.
10.Taxes.
11.(a)    The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the

Company shall determine is required to be withheld pursuant to any applicable law or regulation.
12.(b)    Payments made under Section 4 of this Agreement are designed to be short-term deferral exempt from the requirements of Section 409A, except that the payments made pursuant to Section 4(c) and 4(g) other than in connection with a Qualified CIC Termination are designed to be otherwise exempt from the requirements of such Section 409A. To the extent that any provision of this Agreement fails to qualify for such an exemption, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, causes such payments to qualify for an exemption from the requirement of Section 409A or otherwise brings the provision into compliance with those requirements, including, if applicable, the requirement that any payment under this Agreement that would otherwise be treated as deferred compensation subject to the requirements of Section 409A of the Code that is payable on account of a “separation from service” within the meaning of Section 409A shall be delayed until the first day of the seventh month after the date of such separation from service. In making any modification of this Agreement in accordance with this Section 9(b), the Company shall endeavor to preserve as closely as possible the original intent of the affected provision and this Agreement.
13.Jurisdiction and Venue. The parties agree that any litigation in any way relating to this Agreement shall be brought and venued exclusively in federal or state court in Florida, and Employee hereby consents to the personal jurisdiction of these courts and waives any objection that such venue is inconvenient or improper.
14.Clawback. This Agreement, and any amounts received hereunder, shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time, prior to the occurrence of a Change in Control or (ii) any policy, regardless of when adopted, established to comply with any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any NYSE Listing Rule adopted pursuant thereto.
15.Entire Agreement. This Agreement, along with the Restrictive Covenants Agreement and Employee Confidential Information, Inventions, and Original Works of Authorship Agreement, contain the entire understanding and agreement of the Employee and the Company with respect to these matters and supersedes any previous agreements or understandings, whether written or oral, between them on the same subjects.
16.Survival. The provisions of Sections 8 through 17 of this Agreement, the Restrictive Covenants Agreement and the Employee Confidential Information, Inventions, and Original Works of Authorship Agreement shall remain in full force and effect after the termination of Employee’s employment with the Company and after any termination or expiration of this Agreement. Employee and the Company acknowledge and understand that, unless expressly stated above, Employee’s obligations hereunder shall not be affected by the reasons for, circumstances of, or identity of the party who initiates the termination of Employee’s employment with the Company.

17.No Waiver; Amendment. The Company’s waiver or failure to enforce the terms of this Agreement in one instance shall not constitute a waiver of its rights under the Agreement with respect to other violations. This Agreement may be amended only in a writing signed by Employee and an authorized officer or director of the Company.
18.Assignment. This Agreement shall be binding upon the legal representatives of Employee. This Agreement may be transferred, assigned or delegated, in whole or in part, by the Company to its successors and assigns, and the rights and obligations of this Agreement shall be binding upon and inure to the benefit of any successors or assigns of the Company, and Employee will remain bound to fulfill Employee’s obligations hereunder. Employee may not, however, transfer or assign his rights or obligations under this Agreement.
19.Dispute Resolution. The parties agree that any disputes arising under this Agreement will be resolved in federal or state court in Florida including any dispute arising under this Agreement during the two-year period following a Change in Control.
20.JURY TRIAL WAIVER. EMPLOYEE HEREBY WAIVES AND COVENANTS THAT EMPLOYEE WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EMPLOYEE AGREES THAT EMPLOYER MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BY EMPLOYEE IRREVOCABLY TO WAIVE EMPLOYEE’S RIGHT TO TRIAL BY JURY IN ANY ACTION WHATSOEVER RELATING TO THIS AGREEMENT, WHICH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
21.Read and Understood. Employee has read this Agreement carefully and understands each of its terms and conditions. Employee has sought independent legal counsel of Employee’s choice to the extent Employee deemed such advice necessary in connection with the review and execution of this Agreement.
22.Term. The “Term” of this Agreement shall be the period from the Agreement Date through March 31, 2029; provided, however, if a Change in Control occurs during the Term, the Term of this Agreement shall automatically be extended until the second anniversary of the occurrence of the Change in Control.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Agreement Date set forth above.

                            [Employee]

                            THE MOSAIC COMPANY

                            By:
                            Name:    Philip E. Bauer
                            Its:    Senior Vice President, General
Counsel and Corporate Secretary

Exhibit A
GENERAL RELEASE OF CLAIMS

In consideration of the mutual promises and terms and conditions stated in the Senior Management Severance and Change in Control Agreement executed by and between The Mosaic Company (the “Company”), having its principal place of business in Florida, and [Employee] (“Employee”), a resident of [Residence], accompanying this General Release (“Release”), and contingent upon the timely receipt of the fully executed original of this Release, which is not timely rescinded by Employee as set forth in Section 5, Employee and Company agree as follows:
Section 1.    NON-ADMISSION.
This Agreement and Release shall not in any way be construed as an admission by Company of any liability or wrongdoing of any kind to Employee, and none of the parties will ever contend that it does constitute such an admission.
Section 2    GENERAL RELEASE OF ALL CLAIMS.
(a)    Employee, on Employee’s own behalf and on behalf of anyone who could claim by or through Employee, fully and finally releases, acquits and forever discharges Company, its subsidiaries and affiliates and their respective past, present and future directors, officers, executives, attorneys, agents and representatives, Employee benefit programs/plans/trusts and their respective successors and assigns, and all persons acting by, through, under or in concert with any of them (collectively the “Releasees”) to the fullest extent permitted by law from any and all actions, suits, claims, costs and expenses (including but not limited to attorneys’ fees), damages (including but not limited to liquidated damages or punitive damages), and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, which Employee ever had or now has, by reason of any matter, cause or thing whatsoever up through the date Employee executes this Agreement(except any claims under federal and state law that may not be released as a matter of law) (a “Claim” or collectively “Claims”) against each or any of the Releasees, including, without limitation, (1) any Claim under the Mosaic Employment Dispute Resolution Program; (2) any Claims arising from rights under federal, state and/or local laws, including but not limited to those related to claims for salary, wages, compensation, monetary relief, employment, benefits, including but not limited to any claims for benefits under, or contribution to, bonuses, merit and longevity increases, and all other benefits of all kind, earnings, back pay, front pay, compensatory damages, punitive damages, damage to character, damage to reputation, liquidated and other damages, emotional distress, mental anguish, depression, injury, impairment in locating employment, financial loss, pain and suffering, injunctive and declaratory relief, interest, attorneys’ fees and costs, any form of whistleblower reprisal, retaliation, harassment or discrimination on any basis, or any related cause of action, and any labor code provisions, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, as amended, (“ADEA”), the Older Worker Benefit Protection Act, as amended (“OWBPA”), the Americans with Disabilities Act as amended, (“ADA”) the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Occupational Safety and Health Act (“OSHA”), the Equal Pay Act, as amended (“EPA”), the Family and Medical Leave Act, as amended (“FMLA”), the Federal False Claims Act, as amended (“FFCA”), the Fair Credit Reporting Act, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Sarbanes-Oxley Act of 2002 (“SOX”), the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), the Fair Labor Standards Act (“FLSA”), the Florida Health Insurance Coverage Continuation Act, as amended (“FHICCA”), Florida Civil Rights Act (Florida Statute § 760.01-760.11), Florida’s Whistleblower Act (Florida Statute § 448.102), the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. (this release does not release the employee’s rights to benefits earned under a benefit plan but does release all fiduciary and administrative claims with respect to such plan, the plan fiduciaries, and the Company), and any provision of any state or United States constitutions; (3) any Claims grounded in contract or tort theories or otherwise rooted in common law; and/or (4) any other Claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind.
(b)    Nothing in this Agreement is intended to: (1) release any rights or claims that may arise after the date that this Agreement and Release is signed; (2) constitute an unlawful waiver of any of Employee’s rights under any laws; (3) waive Employee’s right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) or administrative agency under applicable law, including a challenge to the validity of this Agreement, or participate in any agency investigation, although Employee does waive and release their right to recover any monetary or other damages from Released Parties under such applicable law; or (4) prevent or interfere with Employee’s right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise provided by law.
(c)    Employee understands and agrees that, except as expressly stated in this Agreement and Release, any and all claims which Employee has, had, or might have had against any of the Releasees occurring up through the date Employee signs this Agreement are fully released and discharged by this Agreement and Release.
Section 3.    COMPLIANCE WITH PRIOR AGREEMENTS.
Employee agrees that Employee remains governed by the terms of the Employee Confidential Information, Inventions, and Original Works of Authorship Agreement and the Restrictive Covenant Agreement entered into by Employee, the terms of which are incorporated in this Agreement and Release by reference.
Section 4.    VOLUNTARY AND KNOWING ACTION.
Prior to signing this Release, Company specifically advises Employee to consult with an attorney for the purpose of reviewing this Agreement and advising Employee of Employee’s rights and obligations. Employee understands that Employee has 45 calendar days to review this Agreement and Release from the date of Employee’s receipt of this Agreement and Release. Employee may execute this Agreement and Release prior to the end of the 45-day period but is not required to do so by Company. The payments or benefits specified in the Senior Management Severance and Change in Control Agreement are contingent upon (i) return of the signed Release by Employee after having been given 45 days to consider the Release after receiving it, and (ii) Employee has not rescinded this Release subsequent to signature pursuant to Section 5 of this Release. Employee acknowledges that in executing this Release, Employee has read this Release carefully and understands each of its terms and conditions. Employee has not relied upon any representation or statement made by any of Company’s agents, representatives or attorneys with regard to the subject matter of the Release, and that Employee is voluntarily, and without any coercion or duress, entering into this Release.
A-2

Section 5.    RESCISSION.
Employee understands that this Release covers the release of any claims alleging a violation of the Age Discrimination in Employment Act, 29 U.S.C. §621, et seq. based upon events occurring in the course of Employee’s employment with Company. Employee further understands that Employee has the right to rescind this Release within 7 calendar days of Employee signing it. Said rescission may be delivered in person or by certified mail, return receipt requested, and post marked within the 7- day period, to:

Senior Employment and Labor Counsel
The Mosaic Company
13830 Circa Crossing Drive
Lithia, FL 33547
This Release shall not become effective and enforceable until the rescission period has expired. If Employee rescinds this Release, Employee will not be entitled to the consideration described in the Senior Management Severance and Change in Control Agreement.
Section 6.    SUCCESSORS.
This Agreement and Release shall be binding upon and inures to the benefit of Company and Employee and upon their respective heirs, administrators, representatives, executors, successors and assigns.
Section 7.    ASSIGNMENT.
Employee has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion or interest in a Claim. This Release is personal to Employee and may not be assigned by Employee.
Section 8.    GOVERNING LAW.
This Agreement and Release is made and entered into in the State of Florida and shall in all respects be interpreted, enforced and governed by the laws of the United States and the laws of the State of Florida to the extent said laws are not in conflict with said federal laws.
Section 9.    SEVERABILITY.
Whenever possible, each provision of this Release shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision to the greatest extent possible, but if any provision of this Release is held to be void, invalid, illegal or for any other reason unenforceable, the parties agree that the validity, legality and enforceability of the remaining provisions of this Release will not be affected or impaired, and will be interpreted so as to effect, as closely as possible, the intent of the parties. Further, any provision found to be invalid, illegal, or unenforceable shall be deemed, without further action on the part of the parties, to be modified, amended, and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable. However, if Employee’s release of claims set forth in this Release is held invalid, illegal, or unenforceable, Company may void this Release.
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Section 10.    COOPERATION CLAUSE.
Employee agrees to cooperate in good faith and to timely respond to reasonable requests from or inquiries by Company, its assignee and counsel for assistance and information in connection with any matter involving litigation, administrative proceedings, arbitration or governmental investigations other than in matters in which the dispute is solely between the Employee and Company. The Employee’s cooperation shall include being reasonably available for, without limitation, interviews, depositions, and trial testimony. Should Employee be called to testify by or on behalf of Company as a witness before any tribunal or in any formal legal proceeding, Employee will be reimbursed for the reasonable costs of all associated travel.
PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. BY SIGNING BELOW, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE WAS ADVISED TO CONSULT WITH AN ATTORNEY FOR THE PURPOSE OF REVIEWING THIS RELEASE AND ADVISING EMPLOYEE OF EMPLOYEE’S RIGHTS AND OBLIGATIONS AND THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO DO SO.

Dated: _________________            ________________________________
                        [Employee]

This instrument was acknowledged before me this ___ day of ___________, _________.

________________________
Notary Public

THE MOSAIC COMPANY

By: _________________________________
    Title: ________________________________

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